ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT, dated as of June 27, 2017 (this "Agreement"), is made by and between Medical Innovation Holdings, Inc., a Colorado corporation ("Buyer"), and Renaissance Health Publishing, LLC, a Florida limited liability company ("Seller"). Buyer and Seller are sometimes individually referred to herein as a "Party" and together as the "Parties."

WHEREAS, Seller is engaged in the business of selling supplements under the Revatrol®, T-Boost®, Isoprex®, Prosentials®, Oraescin®, Youthful Allure™, Lexitrol Ultimate, Cerbrexum and Cerbrexum IQ™ trademarks (the "Business");

WHEREAS, Seller desires to sell to Buyer, and Buyer intends to purchase from Seller, substantially all the assets of the Business (as defined herein), other than the Excluded Assets (as defined herein) (the "Acquisition");

WHEREAS, the Board of Directors of Buyer has approved the Acquisition as being in the best interest of Buyer and its stockholders;

WHEREAS, the manager and all of the members of Seller (such members, the "RHP Members") have approved the Acquisition as being in the best interest of Seller and the RHP Members; and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties do hereby agree as follows:

ARTICLE 1
DEFINITIONS

"Acquisition" shall have the meaning set forth in the recitals of this Agreement.

"Affiliate" shall mean: (a) with respect to an individual, any member of such individual's family, including lineal ancestors and descendants; (b) with respect to an entity, any officer, director, stockholder, member, partner or manager of such entity; and/or (c) with respect to any Person (as defined below), any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract.

"Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than, as to the Purchased Assets, Buyer) concerning: (i) a merger, consolidation, liquidation,

recapitalization, share exchange or other business combination transaction involving Seller or Buyer; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Seller or Buyer representing in excess of five percent (5%) of Seller's or Buyer's issued and outstanding equity interests on a fully-diluted basis; or (iii) the sale, lease, exchange or other disposition of any significant portion of Seller's or Buyer's properties or assets.

"Assigned Contracts" has the meaning set forth in Section 2.1.

"Assumed Liabilities" has the meaning set forth in Section 2.4.

"Auditor" has the meaning set forth in Section 2.2(b).

"Bill of Sale" has the meaning set forth in Section 8.1(f)(A).

"Business" has the meaning set forth in the preamble to this Agreement.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Miami, Florida are authorized or required by Law to be closed for business.

"Buyer" shall have the meaning set forth in the preamble to this Agreement.

"Buyer Common Stock" shall mean the common stock of Buyer, par value $.0001 per share.

"Buyer Material Adverse Effect" shall mean an event or change, individually, or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, condition (financial or otherwise) or results of operations of Buyer and its subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which Buyer is engaged generally) or (b) the ability of Buyer to consummate the transactions contemplated hereby.

"Closing" shall have the meaning set forth in Section 3.1 of this Agreement.

"Closing Date" shall have the meaning set forth in Section 3.1 of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Convertible Note" has the meaning set forth in Section 2.2(b).

"Excluded Assets" has the meaning set forth in Section 2.1.

"Excluded Liabilities" has the meaning set forth in Section 2.4.

"Governmental Approval" shall mean the consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity, authority or instrumentality, domestic or foreign.

"Governmental Entity" means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising

executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Laws" shall mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, writs, injunctions, judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

"License" shall mean any franchise, authorization, license, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

"Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

"Losses" means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines and costs and expenses of whatever kind (including reasonable attorneys' fees).

"Person" shall mean any individual, corporation, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, institution, , Governmental Entity or other entity.

"Purchased Assets" has the meaning set forth in Section 2.1.

"RHP Members" shall mean the members of Seller, all of whom are listed on Schedule 2.2(c) hereto.

"Security Agreement" has the meaning set forth in Section 2.2(b).

"Seller" shall have the meaning set forth in the preamble to this Agreement.

"Seller Material Adverse Effect" shall mean an event or change, individually or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, condition (financial or otherwise) or results of operations of Seller taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which Seller is engaged generally); or (b) the ability of Seller to consummate the transactions contemplated hereby.

"Senior Lender" means the holder of the Senior Loan.

"Senior Loan" has the meaning given to such term in the Convertible Note.

"Series A Preferred Stock" shall mean the Series A preferred stock of Buyer, $.001 par value per share.

"Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all shares, penalties

and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any Person, and any liability in respect of any tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

"Trademark Assignment Agreement" has the meaning set forth in Section 8.1(f)(F).

"Trademark Security Agreement" has the meaning set forth in Section 8.1(f)(G).

"Transaction Documents" shall mean this Agreement, the Bill of Sale, the Trademark Assignment Agreement, the Convertible Note, the Security Agreement, the Trademark Security Agreement, and each other document to be entered into by the Parties in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1 *Purchase and Sale of Assets.* Subject to the terms and conditions set forth in this Agreement, Seller does hereby sell, convey, transfer, assign and deliver to Buyer, and Buyer does hereby purchase from Seller, all of the goodwill and all of the assets used by or in connection with the Business, tangible or intangible, wherever located (the assets being transferred hereunder are collectively referred to as the "Purchased Assets"), including without limitation, all inventory of products and supplies and work in progress owned by Seller, all of Seller's contracts (including, without limitation, all of Seller's real property, computer, telephone and equipment leases) (collectively, the "Assigned Contracts"), prepaid expenses, machinery and equipment, manufacturer's warranties, licenses, consents and permits, customer lists, training materials, trademarks, trade names, servicemarks, copyrights, techniques, know-how, show-how and other intangibles, except for the assets specifically set forth on Schedule 2.1 hereto (the "Excluded Assets").

2.2 *Purchase Price.* The aggregate consideration to be paid to Seller for the Purchased Assets (the "Purchase Price") shall consist of:

(a) a cash payment at Closing in the amount of One Million and no/100 Dollars ($1,000,000.00) (the "Closing Date Payment"), payable via certified check or wire transfer of immediately available funds to an account that shall have been designated by Seller to Buyer prior to Closing; and

(b) payment of an amount equal to the sum of: (x) four (4) times Seller's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12 month period ending on the last day of the calendar month immediately preceding the month in which the audit is completed (the "Audit Date"), as determined by an audit of Seller's financial statements conducted by Assurance Dimensions, Inc. (the "Auditor"), plus (y) the value of Seller's fully-paid inventory (calculated at Seller's actual cost) of supplements and pre-printed direct mail pieces as of the Closing, minus (z) the Closing Date Payment (the "Formula Payment"). The Formula Payment shall be payable pursuant to the Convertible Promissory Note attached as Exhibit "A" hereto (the "Convertible Note") and the obligations of Buyer under the Convertible Note shall be secured by the Security Agreement in the form attached as Exhibit "B" hereto. Seller shall be required to execute an intercreditor agreement with the Senior Lender in form and substance reasonably satisfactory to the

Senior Lender pursuant to which the Seller shall subordinate the priority of its lien on the collateral described in the Security Agreement to the lien on such collateral arising under the Senior Loan documents.

2.3 *Allocation of Purchase Price.* Within five (5) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within five (5) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; *provided, however*, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Auditor or, if the Auditor is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local tax returns in accordance with the Allocation Schedule.

2.4 *No Assumption of Liabilities.* Buyer does not and shall not assume any debts, obligations or liabilities of any nature whatsoever of the Seller arising before or after the date hereof or in connection with any of the Purchased Assets or the Business of Seller (the "Excluded Liabilities") other than the liabilities of the Seller disclosed on Schedule 2.4 hereto (the "Assumed Liabilities"). Seller agrees to satisfy and discharge the Excluded Liabilities as the same shall become due. Buyer agrees to satisfy and discharge the Assumed Liabilities as the same shall become due.

2.5 *Non-assignable Assets.*

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.5, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Entity), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Section 8.1 hereof, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver. Once such consent, authorization, approval or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration.

(b) To the extent that any Purchased Asset cannot be transferred to Buyer following the Closing pursuant to this Section 2.5, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing and

the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.5. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

ARTICLE 3
THE CLOSING

3.1 *Closing.* Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9, and subject to the satisfaction or waiver of the conditions set forth in Article 8, the closing of the Acquisition (the "Closing") shall take place at the offices of Frank, Weinberg & Black, P.L., 1875 NW Corporate Blvd., Suite 100, Boca Raton, FL 33431, at 10:00 EST, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article 8 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place (including via the exchange of signature pages via courier and/or electronic mail) as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date." At the Closing, Seller shall deliver to Buyer the items set forth in Section 8.1(f) hereof and Buyer shall deliver to Seller the items set forth in Section 8.2(f) hereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the applicable section of the disclosure schedule attached as Schedule 4 hereto (the "Buyer Disclosure Schedule"), Buyer represents and warrants to Seller as follows:

4.1 *Organization of Buyer.* Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

4.2 *Authority.* Buyer has all requisite corporate power and corporate authority to enter into this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, including, without limitation, the approval of the board of directors of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding

obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 *Capitalization*. The authorized capital stock of Buyer consists of 500,000,000 shares of Buyer Common Stock, and 10,000,000 shares of preferred stock, of which 50 shares have been designated Series A Preferred Stock and 100 shares have been designated Series B Preferred Stock. 39,175,022 shares of Buyer Common Stock, 30 shares of Series A Preferred Stock and no shares of Series B Preferred Stock are outstanding on the date hereof. All such outstanding shares: (i) have been duly authorized, are validly issued, and are fully paid and non-assessable; and (ii) were issued in compliance with applicable Laws. None of the issued and outstanding shares of Buyer's capital stock were issued in violation of any agreement, arrangement or commitment to which Buyer is a party or in violation of any preemptive or similar rights of any Person. Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or any other interest in, Buyer.

4.4 *No Violation; Consents and Approvals*. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer (true and correct copies of which have been delivered by Buyer to Seller); (b) conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under any Law applicable to Buyer or the property or assets of Buyer; or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon, any of the properties of Buyer under any contract to which Buyer is a party or by which Buyer or any assets of Buyer may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in the Buyer Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No Governmental Approval is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

4.5 *Legal Proceedings*. Other than as disclosed in the Buyer Disclosure Schedule, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Buyer in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against Buyer, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Buyer in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

4.6 *Compliance with Laws*. Buyer has complied and is in compliance in all material respects with all Laws applicable to Buyer, its business or its assets. Buyer has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to Buyer, its business or assets. Buyer has obtained and holds all required Licenses (all of which are in full

force and effect) from all Government Entities applicable to Buyer, its business or its assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of Buyer, threatened to revoke or limit any such License.

4.7 *SEC Filings.* Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2014 (the "Buyer SEC Documents"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. To Buyer's knowledge, none of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Buyer's subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

4.8 *Financial Statements.* Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Buyer's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

4.9 *Sarbanes-Oxley Compliance.* Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act") with respect to the Buyer SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Buyer nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Buyer or any of its subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.10 *Brokers*. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.11 *[Intentionally Omitted]*.

4.12 *[Intentionally Omitted]*.

4.13 *Independent Investigation*. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 5 of this Agreement (including related portions of the Seller Disclosure Schedule); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Seller Disclosure Schedule).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the applicable section of the disclosure schedule attached as Schedule 5 hereto (the "Seller Disclosure Schedule"), Seller represents and warrants to Buyer as follows:

5.1 *Organization of Seller*. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

5.2 *Authority*. Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, including, without limitation, the approval of the sole manager and all of the members of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will

constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 *No Violation; Consents and Approvals.* The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under any Law applicable to Seller or the property or assets of Seller; or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon, any of the properties of Seller under any contract to which Seller is a party or by which Seller or any assets of Seller may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in the Seller Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No Governmental Approval is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

5.4 *Legal Proceedings.* Other than as disclosed in the Seller Disclosure Schedule, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Seller in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against Seller, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Seller in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

5.5 *Compliance with Laws.* Seller is in compliance in all material respects with all Laws applicable to Seller its business or its assets, except where the failure to be in compliance would not have a Seller Material Adverse Effect. Seller has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to Seller, its business or assets. Seller has obtained and holds all required Licenses (all of which are in full force and effect) from all Government Entities applicable to Seller, its business or its assets, except where the failure to obtain such Licenses would not have a Seller Material Adverse Effect. Seller has not received written notice of any violations of any such License and no proceeding is pending, or, to the knowledge of Seller, threatened to revoke or limit any such License.

5.6 *Title to Assets.* Seller has possession and good and marketable title to all of the Purchased Assets. Except as set forth in the Seller Disclosure Schedule, all of the Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of all Liens. There are no outstanding agreements or commitments of any nature obligating Seller to transfer the Purchased Assets to any other party.

5.7 *Brokers.* No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or

any other Transaction Document based upon arrangements made by or on behalf of Seller.

5.8 *No Other Representations and Warranties.* Except for the representations and warranties contained in this Article 5 (including the related portions of the Seller Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

6.1 Conduct of the Business Pending the Closing.

(a) During the period from the date of this Agreement and continuing until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each of Seller and Buyer shall use commercially reasonable efforts to:

(i) preserve intact its business and maintain its assets in good operating condition and repair (ordinary wear and tear excepted);

(ii) retain the services of its officers, employees and independent contractors;

(iii) keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business; and

(iv) advise the other in writing of the occurrence of any event or circumstance that would reasonably be expected to result in a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(b) During the period from the date of this Agreement and continuing until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other Party (which consent shall not be unreasonably withheld or delayed), neither Seller nor Buyer shall:

(i) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, except for the sale of inventory in the ordinary course of business consistent with past practice;

(ii) incur any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(iii) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(iv) cancel any debt or waive or release any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with past practice;

(v) amend, terminate or revoke any contract, except for any contract the amendment, termination or revocation of which would not reasonably be expected to result in a Seller Material Adverse Effect or a Buyer Material Adverse Effect;

(vi) amend its charter or other organizational documents; or

(vii) enter into any agreement to do any of the foregoing, or take any action (or fail to take any action) that would result in any of the foregoing.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1 *Access to Information; Confidentiality.*

(a) From the date hereof until the Closing or the earlier termination of this Agreement, each Party shall give the other Party and its respective counsel, accountants, representatives and agents, upon reasonable notice, all relevant documents, records and other information concerning the business, finances and properties of such Party that the other Party and its respective counsel, accountants, representatives and agents, may reasonably request; *provided, however,* that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller or Buyer, as applicable, under the supervision of Seller's or Buyer's personnel, as applicable, and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller or Buyer. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business. In the event of the termination of this Agreement, each Party, if so requested by the other Party, will return or destroy promptly every document furnished to it by or on behalf of the other Party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made. It is hereby acknowledged by Seller that all financial reports filed by Buyer with the SEC prior to Closing hereunder shall constitute delivery of the same to Seller.

(b) All information disclosed pursuant to this Section 7.1 shall be treated as confidential information of the disclosing party and shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Buyer nor Seller shall disclose any such information, except to persons who, in the reasonable business judgment of Buyer or Seller, as applicable, "need to know" for the purpose of evaluating or effecting the transactions

contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective trustees, fiduciaries, officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, "Representatives"); provided, however, that information or documents shall not be subject to the provisions of this Section 7.1(b) if such information or documents: (i) were or become(s) generally available to the public other than as a result of a breach of this Agreement; (ii) were or become(s) available to the receiving party or its affiliates on a non-confidential basis from a source other than the disclosing party or its affiliates; or (iii) were or are developed by receiving party or its affiliates without using or relying on any information or documents otherwise covered by the provisions of this Section 7.1.

(c) If either Seller or Buyer or any of their affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any applicable Laws to disclose any confidential information, Seller or Buyer, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.

7.2 *No Shop; Acquisition Proposals.* From the date hereof until the Closing or earlier termination of this Agreement, neither Seller nor Buyer shall, nor shall they authorize or permit any of their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it to: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (ii) negotiate with respect to, agree to or endorse any Acquisition Proposal (except in any case if the board of directors or special committee of Buyer or Seller, as the case may be, determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the fiduciary duties of the Buyer or Seller under applicable Law). Seller shall promptly advise Buyer and Buyer shall promptly advise Seller, as the case may be, in writing, of any such inquiries or proposals and shall also promptly advise Buyer or Seller, as the case may be, of any developments or changes regarding such inquiries or proposals. Seller and Buyer shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Seller and Buyer and Persons contemplated to be a party to the transactions contemplated by the Transaction Documents) conducted heretofore with respect to any Acquisition Proposal.

7.3 *Legal Conditions to Acquisition; Reasonable Efforts.* Seller and Buyer shall each take all commercially reasonable actions as are necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Acquisition and will promptly cooperate with and furnish information to each other in connection with any such requirements. Seller and Buyer will take all commercially reasonable actions necessary to obtain (and will reasonably cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Seller or Buyer in connection with the Acquisition or the taking of any action contemplated by this Agreement or any other Transaction Document.

7.4 *Certain Filings.* Each Party shall reasonably cooperate with the other: (i) in connection with the preparation of any required filings, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and (iii) in seeking any such actions, consents, approvals or waivers, making any such filings (including, without limitation, an 8-K), furnishing information required in connection with any such filing.

7.5 *Public Announcements and Filings.* The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Seller and Buyer. Thereafter, each of Seller and Buyer agrees that no public release or announcement concerning this Agreement and the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

7.6 *Supplements to Schedules.*

(a) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter (each a "Seller Schedule Supplement"), and each such Seller Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedule as of the Closing Date; provided, however, that if the event, development or occurrence which is the subject of the Seller Schedule Supplement constitutes or relates to something that has had a Seller Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.1(c); provided, further, however, that if Buyer has the right to, but does not elect to terminate this Agreement within two (2) Business Days of its receipt of such Seller Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to so terminate this Agreement and, further, shall have irrevocably waived its right to any damages or other Losses with respect to such matter.

(b) From time to time prior to the Closing, Buyer shall have the right (but not the obligation) to supplement or amend the Buyer Disclosure Schedule with respect to any matter (each a "Buyer Schedule Supplement"), and each such Buyer Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Buyer Disclosure Schedule as of the Closing Date; provided, however, that if the event, development or occurrence which is the subject of the Buyer Schedule Supplement constitutes or relates to something that has had a Buyer Material Adverse Effect, then Seller shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.2(c); provided, further, however, that if Seller has the right to, but does not elect to terminate this Agreement within two (2) Business Days of its receipt of such Buyer Schedule Supplement, then Seller shall be deemed to have irrevocably waived any right to so terminate this Agreement and, further, shall have irrevocably waived its right to any damages or other Losses with respect to such matter.

ARTICLE 8

CONDITIONS OF THE ACQUISITION

8.1 *Conditions to Obligations of Buyer.* The obligation of Buyer to effect the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing Date of the following conditions:

(a) *Representations and Warranties.* The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time other than the Closing Date.

(b) *Performance of Obligations of Seller.* Seller shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) *No Material Adverse Change to Seller.* From the date hereof through and including the Closing, there shall not have occurred any Seller Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Seller Material Adverse Effect.

(d) *Third Party Consents.* Seller shall have obtained all consents and approvals required to be obtained at or prior to the Closing Date from third parties in connection with the consummation of the transactions contemplated hereby.

(e) *No Governmental Order or Other Proceeding or Litigation.* No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

(f) *Deliveries.* Seller shall have delivered to Buyer (or, with respect to clause (H) below, Buyer shall have received from the Auditor):

(A) The Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit "C" hereto (the "Bill of Sale"), duly executed by Seller.

(B) The Security Agreement, duly executed by Seller.

(C) The Trademark Assignment Agreement in the form attached as Exhibit "E" hereto (the "Trademark Assignment Agreement"), duly executed by Seller.

(D) The Trademark Security Agreement in the form attached as Exhibit "F" hereto (the "Trademark Security Agreement"), duly executed by Seller.

(E) [Intentionally Omitted];

(F) A certificate, dated the Closing Date and signed by the manager or a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied.

(G) A certificate of the manager of Seller certifying that attached thereto are true and complete copies of: (1) the articles of organization, as amended to date, of Seller as filed with, the Secretary of State or other appropriate official of the State of Florida; (2) a certificate of active status from the State of Florida as of a recent date; (3) the operating agreement of Seller, as amended to date; and (4) resolutions duly and validly adopted by the sole manager and all of the members of Seller authorizing the execution, delivery and performance of this Agreement by Seller and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(H) A true, correct and complete copy of the Auditor's audit of Seller's financial statements for the twelve (12) month period ending on the Audit Date.

(I) All books and records in Seller's possession relating to the Purchased Assets.

8.2 *Conditions to the Obligations of Seller*. The obligation of Seller to effect the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Seller) at or prior to the Closing Date of the following conditions:

(a) *Representations and Warranties.* The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time other than the Closing Date.

(b) *Performance of Obligations of Buyer.* Buyer shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) *No Material Adverse Change to Buyer.* From the date hereof through and including the Closing Date, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(d) *Third Party Consents.* Buyer shall have obtained all consents and approvals required to be obtained at or prior to the Closing Date from third parties in connection with the consummation of the transactions contemplated hereby.

(e) *No Governmental Order or Other Proceeding or Litigation.* No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

(f) *Deliveries.* Buyer shall have delivered to Seller (or to the RHP Members, as indicated below):

(A) The Closing Date Payment.

(B) The Convertible Note, duly executed by Buyer.

(C) The Security Agreement, duly executed by Buyer.

(D) [Intentionally Omitted].

(E) The Bill of Sale, duly executed by Buyer.

(F) The Trademark Assignment Agreement, duly executed by Buyer.

(G) The Trademark Security Agreement, duly executed by Buyer.

(H) A certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(I) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of: (1) the certificate of incorporation, as amended to date, of Buyer as filed with the Secretary of State or other appropriate official of the State of Colorado; (2) a certificate of good standing from the State of Colorado as of a recent date; (3) the bylaws of Buyer, as amended to date; and (4) resolutions duly and validly adopted by the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

ARTICLE 9
TERMINATION

9.1 *Termination.* This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach, inaccuracy or failure cannot be cured by Seller by August 31, 2017 (the "Drop Dead Date");

(ii) any condition to the obligation of Buyer to close contained in Section 8.1 hereof has not been satisfied by the Drop Dead Date (unless such failure is the result of Buyer's failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing); or

(iii) the board of directors or special committee of Buyer determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate

this Agreement would constitute a breach of the fiduciary duties of the Buyer board of directors or special committee to the Buyer stockholders under applicable Law.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date;

(ii) any condition to the obligation of Seller to close contained in Section 8.2 hereof has not been satisfied by the Drop Dead Date (unless such failure is the result of Seller's failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing); or

(iii) the Formula Payment, as determined pursuant to Section 2.2(b), is less than One Million Five Hundred Thousand Dollars ($1,500,000).

ARTICLE 10
INDEMNIFICATION

10.1 *Survival.* Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two hundred seventy (270) days from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 *Indemnification by Seller.* Subject to the other terms and conditions of this Article 10, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

10.3 *Indemnification by Buyer.* Subject to the other terms and conditions of this Article 10, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to

or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

10.4 *Certain Limitations.* The party making a claim under this Article 10 is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this Article 10 is referred to as the "Indemnifying Party." The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Seller shall not be liable to Buyer Indemnified Party for indemnification under Section 10.2 until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) exceeds Twenty Five Thousand Dollars ($25,000) (the "Deductible"), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 10.2(a) shall not exceed One Hundred Twenty Five Thousand Dollars ($125,000).

(c) Payments by an Indemnifying Party pursuant to Section 10.2 or 10.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 10.2 or 10.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under this Agreement or any other Transaction Document for any Losses of any kind or nature based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

10.5 *Indemnification Procedures.*

(a) *Third Party Claims.* If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) *Settlement of Third Party Claims.* Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) *Direct Claims*. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such Direct Claim. During such fifteen (15) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 *Tax Treatment of Indemnification Payments*. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.7 *Exclusive* Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 10.

ARTICLE 11
MISCELLANEOUS

11.1 *Transfer Taxes*. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer tax and any other similar tax) shall be borne and paid by Buyer when due.

11.2 *Fees, Costs and Expenses*. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limitation of the foregoing, Buyer shall be solely responsible for all fees, costs and expenses of the Auditor.

11.3 *Notices.* All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or email) and shall be deemed given or made: (i) on the date delivered, if delivered personally or before 5:00 PM local time by facsimile (provided that delivery by facsimile shall be followed by delivery of an additional copy personally, by mail or overnight courier); (ii) one Business Day after being delivered by overnight courier specifying next Business Day deliver; (iii) three (3) days after being mailed by certified mail (postage prepaid, return receipt requested); or (iv) on the date acknowledged, if given by email with an email response acknowledging receipt, to the Parties at the following addresses:

if to Buyer to:	Medical Innovation Holdings, Inc. 3231 Manor Ridge Gainesville, GA 30506 Attn: Jake Sanchez Jake@medicalinnovationholdings.com
if to Seller:	Renaissance Health Publishing, LLC 2424 North Federal Highway, Suite 401 Boca Raton, FL 33431
With a copy (not constituting notice) to:	Frank, Weinberg & Black, P.L. 1875 NW Corporate Blvd., Suite 100 Boca Raton, Florida 33431 Fax: 954-474-9850 Attn: Brian Becher, Esq. Email: bbecher@fwblaw.net

or such other address or email or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto.

11.4 *Entire Agreement.* This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits hereto and the disclosure schedules (other than an exception expressly set forth as such in a disclosure schedules), the statements in the body of this Agreement will control.

11.5 *Amendment and Modification; Waiver.* This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.6 *Successors and Assigns*. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party hereto.

11.7 *Governing Law*. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia, without regard to principles of conflict of laws.

11.8 *Submission to Jurisdiction*. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF GEORGIA IN EACH CASE LOCATED IN FULTON COUNTY, GEORGIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.9 *Waiver of Jury Trial*. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 *Cumulative Remedies*. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

11.11 *Counterparts; Effectiveness*. Facsimile or electronic PDF transmissions of any executed original document and/or retransmission of any executed facsimile or electronic PDF transmission shall be deemed to be the same as the delivery of an executed original. This

Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.12 *No Third-Party Beneficiaries.* This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13 *Headings.* Captions to, and headings of, the sections, subsections, paragraphs and sub-paragraphs of this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.14 *No Strict Construction.* The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each Party hereby acknowledges they had the opportunity to seek their own counsel to review this Agreement.

11.15 *Interpretation.* For purposes of this Agreement, (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; and (d) all pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, or entity may require. Unless the context otherwise requires, references herein: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.16 *Severability.* If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.17 *Further Assurances.* The Parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

11.18 *Prevailing Party.* In any suit, action or proceeding between the Parties seeking enforcement of any terms or provisions of this Agreement or relating to any transaction contemplated by this Agreement (or otherwise seeking to obtain any other remedy regarding any breach of this Agreement), the prevailing party in such suit, action or proceeding shall be entitled to recover, and the non-prevailing party shall pay (in addition to all other remedies to which the prevailing party may be entitled) the prevailing party's reasonable attorneys' fees and costs (including attorneys' fees and costs incurred in litigating entitlement to attorneys' fees and costs, as well as in determining or

quantifying the amount of recoverable attorneys' fees and costs), including, without limitation, all attorneys' fees and costs incident to appellate, bankruptcy and post-judgment proceedings. The costs to which the prevailing party is entitled shall include costs that are taxable under any applicable statute, rule, or guideline, as well as non-taxable costs, including, but not limited to, costs of investigation, copying costs, electronic discovery costs, telephone charges, mailing and delivery charges, information technology support charges, consultant and expert witness fees, travel expenses, court reporter fees and mediator fees, regardless of whether such costs are otherwise taxable.

11.19 *Non-recourse*. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signatures appear on next page]

IN WITNESS, WHEREOF, the Parties hereto have caused this Asset Acquisition Agreement to be duly executed as of the day and year first above written.

MEDICAL INNOVATION HOLDINGS, INC.

By: ______________________
Name:
Title: Chief Executive Officer
June 27, 2017

RENAISSANCE HEALTH PUBLISHING, LLC

By: ______________________
Name: James DiGeorgia
Title: Manager
June 27, 2017

Schedule 2.1

Excluded Assets

1. All cash or cash equivalents, including all marketable securities, certificates of deposit and other similar liquid assets;

2. All bank and other depository accounts and safe deposit boxes of Seller;

3. All refunds of and credits for Taxes relating to any period or portion thereof ending on or prior to the Closing Date;

4. Any of Seller's corporate charters, franchises, seals, minute books, equity record books and other similar documents relating to the organization, governance and existence of Seller or any of its subsidiaries;

5. All insurance policies of Seller related to the Business and all claims or rights thereunder;

6. All intercompany accounts receivable between Seller and Seller's Affiliates, including, without limitation, all indebtedness owed by James DiGeorgia and/or Finest Known, LLC to Seller;

7. All Tax books and records and all Tax returns of Seller;

8. The Closing Date Payment, the Convertible Note and all other consideration being issued to Seller under this Agreement;

9. All rights of Seller or the RHP Members pursuant to this Agreement and the other Transaction Documents;

10. All licenses, permits, contracts or agreements which by their terms are not assignable.

11. That Lease between CDR Federal, LLC, as Landlord, and Finest Known, LLC and Renaissance Health Publishing, LLC, as Tenants, dated October 31, 2012, for that premises located in the Peninsula Plaza Building, 2424 N. Federal Highway, Boca Raton, FL 33431, including but not limited to all of Renaissance Health Publishing, LLC's rights, title, and interest thereunder.

Schedule 2.2(c)

Members of Renaissance Health Publishing, LLC

1. James DiGeorgia, as Trustee of the James DiGeorgia Trust
2. Jeff Hollander
3. Michael London
4. Sue Celi & Associates, LLC
5. LLI & Associates, Inc.

Schedule 2.4

Assumed Liabilities

All liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities, including, without limitation, the following:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(ii) all liabilities and obligations arising under or relating to the Assigned Contracts;

(iii) all liabilities and obligations for: (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date; and (ii) Taxes for which Buyer is liable pursuant to Section 11.1; and

(iv) all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Purchased Assets on or after the Closing.

Schedule 4

Buyer Disclosure Schedule

<u>Schedule 5</u>

Seller Disclosure Schedule

1. The Seller discloses that it has received a Civil Investigative Demand from the U.S. Federal Trade Commission, as evidenced by the documents attached hereto as ***Exhibit "A"***.

United States of America
Federal Trade Commission

CIVIL INVESTIGATIVE DEMAND

1. TO

Renaissance Health Publishing, LLC
2424 North Federal Highway, Suite 401
Boca Raton, FL 33431

This demand is issued pursuant to Section 20 of the Federal Trade Commission Act, 15 U.S.C. § 57b-1, in the course of an investigation to determine whether there is, has been, or may be a violation of any laws administered by the Federal Trade Commission by conduct, activities or proposed action as described in Item 3.

2. ACTION REQUIRED

☐ You are required to appear and testify.

LOCATION OF HEARING	YOUR APPEARANCE WILL BE BEFORE
	DATE AND TIME OF HEARING OR DEPOSITION

☒ You are required to produce all documents described in the attached schedule that are in your possession, custody, or control, and to make them available at your address indicated above for inspection and copying or reproduction at the date and time specified below.

☒ You are required to answer the interrogatories or provide the written report described on the attached schedule. Answer each interrogatory or report separately and fully in writing. Submit your answers or report to the Records Custodian named in Item 4 on or before the date specified below.

☐ You are required to produce the tangible things described on the attached schedule. Produce such things to the Records Custodian named in Item 4 on or before the date specified below.

DATE AND TIME THE DOCUMENTS, ANSWERS TO INTERROGATORIES, REPORTS, AND/OR TANGIBLE THINGS MUST BE AVAILABLE

JUL 17 2017

3. SUBJECT OF INVESTIGATION

See attached Subject of Investigation and Schedule and attached resolution.

4. RECORDS CUSTODIAN/DEPUTY RECORDS CUSTODIAN	5. COMMISSION COUNSEL
Sallie Schools/Lynne Colbert Division of Advertising Practices, Federal Trade Commission 600 Pennsylvania Ave., N.W., Suite CC-10528 Washington, D.C. 20580	Edward Glennon, (202) 326-3126 Division of Advertising Practices, Federal Trade Commission 600 Pennsylvania Ave., N.W., Suite CC-10528 Washington, D.C. 20580

DATE ISSUED	COMMISSIONER'S SIGNATURE
June 15, 2017	Terrell McSweeny

INSTRUCTIONS AND NOTICES

The delivery of this demand to you by any me hod prescribed by the Commission's Rules of Practice is legal service and may subject you to a penalty imposed by law for failure to comply. The production of documents or he submission of answers and report in response to this demand must be made under a sworn certificate, in the form printed on the second page of his demand, by the person to whom this demand is directed or, if not a natural person, by a person or persons having knowledge of the facts and circumstances of such production or responsible for answering each interrogatory or report question. This demand does not require approval by OMB under the Paperwork Reduction Act of 1980.

PETITION TO LIMIT OR QUASH

The Commission's Rules of Practice require that any petition to limit or quash this demand be filed within 20 days after service, or, if he return date is less than 20 days after service, prior to the return date. The original and twelve copies of the petition must be filed wi h the Secretary of the Federal Trade Commission, and one copy should be sent to the Commission Counsel named in Item 5.

YOUR RIGHTS TO REGULATORY ENFORCEMENT FAIRNESS

The FTC has a longstanding commitment to a fair regulatory enforcement environment. If you are a small business (under Small Business Administration standards), you have a right to contact the Small Business Administration's National Ombudsman at 1-888-REGFAIR (1-888-734-3247) or www sba.gov/ombudsman regarding the fairness of the compliance and enforcement activities of the agency. You should understand, however, that the National Ombudsman cannot change, stop, or delay a federal agency enforcement action.

The FTC strictly forbids retaliatory acts by its employees, and you will not be penalized for expressing a concern about these activities.

TRAVEL EXPENSES

Use the enclosed travel voucher to claim compensation to which you are entitled as a witness for the Commission. The completed travel voucher and his demand should be presented to Commission Counsel for payment. If you are permanently or temporarily living somewhere other than the address on this demand and it would require excessive travel for you to appear, you must get prior approval from Commission Counsel.

A copy of the Commission's Rules of Practice is available online at http://bit.ly/FTCRulesofPractice. Paper copies are available upon request.

Form of Certificate of Compliance*

I/We do certify that all of the documents, information and tangible things required by the attached Civil Investigative Demand which are in the possession, custody, control, or knowledge of the person to whom the demand is directed have been submitted to a custodian named herein.

If a document or tangible thing responsive to this Civil Investigative Demand has not been submitted, the objections to its submission and the reasons for the objection have been stated.

If an interrogatory or a portion of the request has not been fully answered or a portion of the report has not been completed, the objections to its submission and the reasons for the objections have been stated.

Signature ____________________________

Title ____________________________

Sworn to before me this day

____________________ ________

____

Notary Public

____

*In the event that more than one person is responsible for complying with this demand, the certificate shall identify the documents for which each certifying individual was responsible. In place of a sworn statement, the above certificate of compliance may be supported by an unsworn declaration as provided for by 28 U.S.C. § 1746.

CIVIL INVESTIGATIVE DEMAND
SUBJECT OF INVESTIGATION AND SCHEDULE FOR PRODUCTION OF DOCUMENTS AND ANSWERS TO WRITTEN INTERROGATORIES

I. SUBJECT OF THE INVESTIGATION

Whether Renaissance Health Publishing, LLC has made false or unsubstantiated representations about the health-related benefits of a product known as Isoprex, in violation of Sections 5 and 12 of the FTC Act, 15 U.S.C. §§ 45 and 52, and whether Commission action to obtain monetary relief for injury to consumers or others would be in the public interest. See also attached resolution.

II. DEFINITIONS

As used in this Civil Investigative Demand, the following definitions shall apply:

A. **"Advertisement"** or **"advertising"** or **"ad"** means any written or verbal statement, illustration, or depiction that promotes the sale of a good or service or is designed to increase consumer interest in a brand, good, or service. Advertising media include, but are not limited to, packaging and labeling; promotional materials; print; television; radio; and internet, social media, and other digital content.

B. **"And,"** as well as **"or,"** shall be construed both conjunctively and disjunctively, as necessary, in order to bring within the scope of any specification in this Schedule all information that otherwise might be construed to be outside the scope of the specification.

C. **"Any"** shall be construed to include **"all,"** and **"all"** shall be construed to include the word **"any."**

D. **"CID"** shall mean the Civil Investigative Demand, including the attached Resolution and this Schedule, and including the Definitions, Instructions, and Specifications.

E. **"Communication"** shall mean any transmission or receipt of facts, information, opinions, or thoughts, whether conveyed in writing, orally, electronically, or by any other means, including written memorializations of oral communications.

F. **"Company"** shall mean **Renaissance Health Publishing, LLC**, its wholly or partially owned subsidiaries, unincorporated divisions, joint ventures, operations under assumed names, and affiliates, and all directors, officers, members, employees, agents, consultants, and other persons working for or on behalf of the foregoing.

G. **"Document"** shall mean the complete original and any non-identical copy (whether different from the original because of notations on the copy or otherwise), regardless of origin or location, of any written, typed, printed, transcribed, filmed, punched, or graphic matter of every type and description, however and by whomever prepared, produced, disseminated or made,

including but not limited to any advertisement, book, pamphlet, periodical, contract, correspondence, file, invoice, memorandum, note, telegram, report, record, handwritten note, working paper, routing slip, chart, graph, paper, index, map, tabulation, manual, guide, outline, script, abstract, history, calendar, diary, agenda, minute, code book or label. **"Document" shall also include all documents, materials, and information, including Electronically Stored Information, within the meaning of the Federal Rules of Civil Procedure.**

H. **"Each"** shall be construed to include "**every**," and "**every**" shall be construed to include "**each.**"

I. **"Electronically Stored Information" or "ESI"** shall mean the complete original and any non-identical copy (whether different from the original because of notations, different metadata, or otherwise), regardless of origin or location, of any writings, drawings, graphs, charts, photographs, sound recordings, images, and other data or data compilations stored in any electronic medium from which information can be obtained either directly or, if necessary, after translation by you into a reasonably usable form. This includes, but is not limited to, electronic mail, instant messaging, videoconferencing, and other electronic correspondence (whether active, archived, or in a deleted items folder), word processing files, spreadsheets, databases, and video and sound recordings, whether stored on: cards; magnetic or electronic tapes; disks; computer hard drives, network shares or servers, or other drives; cloud-based platforms; cell phones, PDAs, computer tablets, or other mobile devices; or other storage media.

J. **"Endorsement"** shall mean any advertising message (including verbal statements, demonstrations, or depictions of the name, signature, likeness or other identifying personal characteristics of an individual or the name or seal of an organization) that consumers are likely to believe reflects the opinions, beliefs, findings, or experiences of a party other than the sponsoring advertiser, even if the views expressed by that party are identical to those of the sponsoring advertiser. The party whose opinions, beliefs, findings, or experience the message appears to reflect will be called the "endorser" and may be an individual, group, or institution.

K. **"FTC"** or **"Commission"** shall mean the Federal Trade Commission.

L. **"Identify"** or **"the identity of"** shall be construed to require identification of (a) natural persons by name, title, present business affiliation, present business address and telephone number, or if a present business affiliation or present business address is not known, the last known business and home addresses; and (b) businesses or other organizations by name, address, identities of natural persons who are officers, directors or managers of the business or organization, and contact persons, where applicable.

M. **"Person"** or **"persons"** shall mean all natural persons, corporations, partnerships, or other business associations and all other legal entities, including all members, officers, predecessors, assigns, divisions, affiliates, and subsidiaries.

N. **"Referring to"** or **"relating to"** shall mean discussing, describing, reflecting, containing, analyzing, studying, reporting, commenting on, evidencing, constituting, setting forth, considering, recommending, concerning, or pertaining to, in whole or in part.

O. **"You"** and **"your"** shall mean the person or entity to whom this CID is issued and includes the "Company."

III. INSTRUCTIONS

A. **Sharing of Information:** The Commission often makes its files available to other civil and criminal federal, state, local, or foreign law enforcement agencies. The Commission may make information supplied by you available to such agencies where appropriate pursuant to the Federal Trade Commission Act and 16 C.F.R. § 4.11 (c) and (j). Information you provide may be used in any federal, state, or foreign civil or criminal proceeding by the Commission or other agencies.

B. **Meet and Confer:** You must contact **Edward Glennon** at **(202) 326-3126** as soon as possible to schedule a meeting (telephonic or in person) to be held within fourteen (14) days after receipt of this CID, or before the deadline for filing a petition to quash, whichever is first, in order to discuss compliance and to address and attempt to resolve all issues, including issues relating to protected status and the form and manner in which claims of protected status will be asserted, and the submission of ESI and other electronic productions as described in these Instructions. Pursuant to 16 C.F.R. § 2.7(k), you must make available personnel with the knowledge necessary for resolution of the issues relevant to compliance with this CID, including but not limited to personnel with knowledge about your information or records management systems, relevant materials such as organizational charts, and samples of material required to be produced. If any issues relate to ESI, you must make available a person familiar with your ESI systems and methods of retrieval.

C. **Applicable time period:** Unless otherwise directed in the specifications, the applicable time period for the request shall be from **January 1, 2014 until the date of full and complete compliance with this CID.**

D. **Claims of Privilege:** If any material called for by this CID is withheld based on a claim of privilege, work product protection, or statutory exemption, or any similar claim (*see* 16 C.F.R. § 2.7(a)(4)), the claim must be asserted no later than the return date of this CID. In addition, pursuant to 16 C.F.R. § 2.11(a)(1), submit, together with the claim, a detailed log of the items withheld. The information in the log shall be of sufficient detail to enable the Commission staff to assess the validity of the claim for each document, including attachments, without disclosing the protected information. Submit the log in a searchable electronic format, and, for each document, including attachments, provide:

1. Document control number(s);

2. The full title (if the withheld material is a document) and the full file name (if the withheld material is in electronic form);

3. A description of the material withheld (for example, a letter, memorandum, or email), including any attachments;

4. The date the material was created;

5. The date the material was sent to each recipient (if different from the date the material was created);

6. The email addresses, if any, or other electronic contact information to the extent used in the document, from which and to which each document was sent;

7. The names, titles, business addresses, email addresses or other electronic contact information, and relevant affiliations of all authors;

8. The names, titles, business addresses, email addresses or other electronic contact information, and relevant affiliations of all recipients of the material;

9. The names, titles, business addresses, email addresses or other electronic contact information, and relevant affiliations of all persons copied on the material;

10. The factual basis supporting the claim that the material is protected; and

11. Any other pertinent information necessary to support the assertion of protected status by operation of law.

16 C.F.R. § 2.11(a)(1)(i)-(xi).

In the log, identify by an asterisk each attorney who is an author, recipient, or person copied on the material. The titles, business addresses, email addresses, and relevant affiliations of all authors, recipients, and persons copied on the material may be provided in a legend appended to the log. However, provide in the log the information required by Instruction D.6. 16 C.F.R. § 2.11(a)(2). The lead attorney or attorney responsible for supervising the review of the material and who made the determination to assert the claim of protected status must attest to the log. 16 C.F.R. § 2.11(a)(1).

If only some portion of any responsive material is privileged, all non-privileged portions of the material must be submitted. Otherwise, produce all responsive information and material without redaction. 16 C.F.R. § 2.11(c). The failure to provide information sufficient to support a claim of protected status may result in denial of the claim. 16 C.F.R. § 2.11(a)(1).

E. **Document Retention:** You shall retain all documentary materials used in the preparation of responses to the specifications of this CID. The Commission may require the submission of additional documents at a later time during this investigation. **Accordingly, you should suspend any routine procedures for document destruction and take other measures to prevent the destruction of documents** that are in any way relevant to this investigation during its pendency, irrespective of whether you believe such documents are protected from discovery by privilege or otherwise. *See* 15 U.S.C. § 50; *see also* 18 U.S.C. §§ 1505, 1519.

F. **Petitions to Limit or Quash:** Any petition to limit or quash this CID must be filed with the Secretary of the Commission no later than twenty (20) days after service of the CID, or, if the return date is less than twenty (20) days after service, prior to the return date. Such petition shall set forth all assertions of protected status or other factual and legal objections to the CID, including all appropriate arguments, affidavits, and other supporting documentation. 16 C.F.R. § 2.10(a)(1). Such petition shall not exceed 5,000 words as set forth in 16 C.F.R. § 2.10(a)(1) and must include the signed separate statement of counsel required by 16 C.F.R. § 2.10(a)(2). **The Commission will not consider petitions to quash or limit absent a pre-filing meet and confer session with Commission staff and, absent extraordinary circumstances, will consider only issues raised during the meet and confer process. 16 C.F.R. § 2.7(k); *see also* § 2.11(b).**

G. **Modification of Specifications:** If you believe that the scope of the required search or response for any specification can be narrowed consistent with the Commission's need for documents or information, you are encouraged to discuss such possible modifications, including any modifications of definitions and instructions, with **Edward Glennon** at **(202) 326-3126.** All such modifications must be agreed to in writing by the Bureau Director, or a Deputy Bureau Director, Associate Director, Regional Director, or Assistant Regional Director. 16 C.F.R. § 2.7(l).

H. **Certification:** A duly authorized manager of the Company shall certify that the response to this CID is complete. This certification shall be made in the form set out on the back of the CID form, or by a declaration under penalty of perjury as provided by 28 U.S.C. § 1746.

I. **Scope of Search:** This CID covers documents and information in your possession or under your actual or constructive custody or control including, but not limited to, documents and information in the possession, custody, or control of your attorneys, accountants, directors, officers, employees, and other agents and consultants, whether or not such documents and information were received from or disseminated to any person or entity.

J. **Document Production:** You shall produce the documentary material by making all responsive documents available for inspection and copying at your principal place of business. Alternatively, you may elect to send all responsive documents to **Sallie Schools, Federal Trade Commission, 600 Pennsylvania Avenue, NW, CC-10528, Washington, DC 20580.** Because postal delivery to the Commission is subject to delay due to heightened security precautions, please use a courier service such as Federal Express or UPS. Notice of your intended method of production shall be given by email or telephone to **Edward Glennon** at **(202) 326-3126** at least five days prior to the return date.

K. **Document Identification:** Documents that may be responsive to more than one specification of this CID need not be submitted more than once; however, your response should indicate, for each document submitted, each specification to which the document is responsive. If any documents responsive to this CID have been previously supplied to the Commission, you may comply with this CID by identifying the document(s) previously provided and the date of submission. Documents should be produced in the order in which they appear in your files or as electronically stored and without being manipulated or otherwise rearranged; if documents are removed from their original folders, binders, covers, containers, or electronic source in order to

be produced, then the documents shall be identified in a manner so as to clearly specify the folder, binder, cover, container, or electronic media or file paths from which such documents came. In addition, number all documents in your submission with a unique identifier, and indicate the total number of documents in your submission.

L. **Production of Copies:** Unless otherwise stated, legible photocopies (or electronically rendered images or digital copies of native electronic files) may be submitted in lieu of original documents, provided that the originals are retained in their state at the time of receipt of this CID. Further, copies of originals may be submitted in lieu of originals only if they are true, correct, and complete copies of the original documents; provided, however, that submission of a copy shall constitute a waiver of any claim as to the authenticity of the copy should it be necessary to introduce such copy into evidence in any Commission proceeding or court of law; and provided further that you shall retain the original documents and produce them to Commission staff upon request. Copies of marketing materials and advertisements shall be produced in color, and copies of other materials shall be produced in color if necessary to interpret them or render them intelligible.

M. **Electronic Submission of Documents:** See the attached "Federal Trade Commission, Bureau of Consumer Protection Concordance/Relativity Production Requirements," which details all requirements for submission of information, generally requiring that files be produced in native form and specifying the metadata to be produced. As noted in the attachment, some items require discussion with the FTC counsel **prior to** production, which can be part of the general "Meet and Confer" described above. If you would like to arrange a separate discussion involving persons specifically familiar with your electronically stored information (ESI) systems and methods of retrieval, make those arrangements with FTC counsel when scheduling the general meet and confer discussion.

N. **Sensitive Personally Identifiable Information:** If any material called for by these requests contains sensitive personally identifiable information or sensitive health information of any individual, please contact us before sending those materials to discuss ways to protect such information during production. If that information will not be redacted, contact us to discuss encrypting any electronic copies of such material with encryption software such as SecureZip and provide the encryption key in a separate communication.

For purposes of these requests, sensitive personally identifiable information includes: an individual's Social Security number alone; or an individual's name or address or phone number <u>in combination with</u> one or more of the following: date of birth; Social Security number; driver's license number or other state identification number or a foreign country equivalent; passport number; financial account number; credit card number; or debit card number. Sensitive health information includes medical records and other individually identifiable health information relating to the past, present, or future physical or mental health or conditions of an individual, the provision of health care to an individual, or the past, present, or future payment for the provision of health care to an individual.

O. **Information Identification:** Each specification and subspecification of this CID shall be answered separately and fully in writing under oath. All information submitted shall be clearly and precisely identified as to the specification(s) or subspecification(s) to which it is responsive.

P. **Submission of Documents in lieu of Interrogatory Answers:** Previously existing documents that contain the information requested in any written Interrogatory may be submitted as an answer to the Interrogatory. In lieu of identifying documents as requested in any Interrogatory, you may, at your option, submit true copies of the documents responsive to the Interrogatory, provided that you clearly indicate the specific Interrogatory to which such documents are responsive.

Q. **Certification of Records of Regularly Conducted Activity:** Attached is a Certification of Records of Regularly Conducted Activity, which may reduce the need to subpoena the Company to testify at future proceedings in order to establish the admissibility of documents produced in response to this CID. You are asked to execute this Certification and provide it with your response.

IV. INTERROGATORIES

Demand is made for the following information:

1. State the Company's full legal name, principal address, telephone number, the date and state of incorporation or licensing, and all other names under which the Company has done business.

2. Identify all officers, directors, members, principals, and owners of the Company and all shareholders with five percent or more ownership of the Company, and state each shareholder's percentage of ownership at any time since the Company was formed.

3. Identify the names, addresses, officers, directors, owners, and states of incorporation of all of the Company's wholly or partially owned subsidiaries, parent companies, unincorporated divisions, joint ventures, partnerships, operations under assumed names, affiliates, and predecessor companies, and describe the relationship of each to the Company.

4. To the extent not provided in response to Specifications 2 and 3 above, describe the business relationship or other affiliation between the Company and William S. Gruss, M.D. and any of his roles and responsibilities in connection with Isoprex.

5. With regard to the Isoprex product, state:

   a. The date it was first offered for sale by the Company;

   b. The per unit sales price to consumers or the suggested retail price;

   c. Annual gross sales, separately in dollars and in units, for 2014, 2015, 2016, and 2017 to date;

   d. The percentage of the Company's total annual gross revenues that such sales comprised in 2014, 2015, 2016, and 2017 to date;

   e. The number and total dollar amount of refund requests or chargebacks for 2014, 2015, 2016, and 2017 to date; and

   f. The number and total dollar amount of refunds paid in 2014, 2015, 2016, and 2017 to date.

If you maintain financial data on a fiscal schedule that differs from the calendar year schedule, provide this data according to those fiscal years and identify the dates of the fiscal year.

6. For each advertisement produced in response to Document Specification 1, state the date range of its dissemination, the medium and market(s) in which it appeared, including all URLs on which any online advertisement appeared, and the ad's total circulation (such as the number of mailers, viewers, listeners, hits, or visits).

7. State the full domain name and URL for each website operated by or on behalf of the Company, or any affiliated entities or persons, including any affiliate advertisers and affiliate networks, which has featured, described, discussed, promoted, advertised, or offered Isoprex. Identify the owner, operator, and domain name registrant of each website.

8. Identify each advertising platform and network you have used to place advertising online, and provide your account number or name for each.

9. Identify all ingredients of Isoprex, including the dosage of each ingredient in each serving. If the formulation of Isoprex has changed at any time, identify all ingredients of each formulation, including the dosage of each ingredient in each serving, and state the date range that each formulation was offered for sale.

10. Regardless of time period, describe any human clinical studies testing the efficacy of Isoprex.

11. Without regard to time period, identify:

a. Each person or entity involved in researching, developing, reviewing, testing, evaluating, or approving any Isoprex formulation;

b. Each person or entity involved in researching, developing, reviewing, or evaluating substantiation, scientific or otherwise, for efficacy claims made in any Isoprex advertising, including but not limited to the express or implied claims set forth in Document Specification 6; and

c. All other experts consulted by the Company or on the Company's behalf, or upon whose advice, opinion, or expertise the Company relied to substantiate or refute the express or implied claims set forth in Document Specification 6.

Describe the functions performed by each with the corresponding durations (*i.e.*, from month/year to month/year).

12. Identify each person or entity with responsibility for creating, designing, developing, reviewing, testing, evaluating, or approving any advertisement submitted in response to Document Specification 1. Describe the functions performed by each with the corresponding durations (*i.e.*, from month/year to month/year).

13. For each advertisement produced in response to Document Specification 1, state the following information for each individual who provided an endorsement or testimonial for the Company:

a. Full name, mailing address, telephone number, and email address;

b. Whether the individual's testimonial was edited by the company, how it was changed, and what name, if any, it was published under;

c. The process, if any, the company used to confirm whether the individual achieved the reported results represented in the advertisement;

d. Whether the individual was compensated, financially or otherwise, for providing a testimonial or appearing in an advertisement, and the amount and type of compensation; and

e. The individual's relationship, if any, to the Company or any Company officer, director, shareholder, or employee.

14. Provide any keywords, terms, phrases, or other criteria that the Company (or any person or entity acting for or on behalf of the Company) has used to effect the placement or delivery of any advertisement or sponsored link for Isoprex in connection with any online advertising network or advertising delivery or contextual marketing software or system, including any advertisement or sponsored link in search results generated by Google or any other Internet search engine (*e.g.*, through the Google AdWords program).

15. Identify all persons or entities from whom the Company has leased, rented, or purchased prospective customer lists or other data on prospective customers, and state the selection criteria or terms used by or behalf of the Company in obtaining such information.

16. State the number of consumer complaints regarding Isoprex received by the Company or of which the Company is aware.

17. Without regard to time period, for each investigation or proceeding (if any) related to Isoprex initiated by any state or federal office or agency or any self-regulatory organization:

a. State the forum and name of the investigation or proceeding, and identify all the parties;

b. State the date on which you first became aware of the investigation or proceeding;

c. Describe the nature of the investigation or proceeding and state each statute, regulation, industry guideline, or other rule the other parties allege may have been violated; and

d. Describe the current status or disposition of the matter.

18. Identify all persons who participated in preparing responses to this CID.

19. Describe the Company's document retention policies, including the manner and duration of preservation of electronic mail and advertising materials.

V. DOCUMENTS

Demand is made for the following documents:

1. A copy of each unique advertisement for Isoprex disseminated by or on behalf of the Company through any medium, including print, mailers, websites and webpages (including each version of www.isoprex.com that went online), online banner ads, mobile networks and applications, radio, television, or other sources.

2. All communications between the Company and any advertising agency, advertising placement agency, publisher, or network marketing agency that participated in the creation, production, or dissemination of any advertisement for Isoprex relating to:

a. Any claim identified in Document Specification 6, including substantiation, or lack thereof, for any such claim or consumer perception of any such claim;

b. The efficacy or safety of Isoprex;

c. The target audience(s) of Isoprex advertising; or

d. Any marketing plan, strategy, or goal for Isoprex advertising.

3. All communications with medical or scientific professionals regarding Isoprex (or any substantially similar formulation) or any ingredient contained therein.

4. All communications with any person or entity with responsibility for developing, reviewing, or evaluating substantiation, scientific or otherwise, or upon whose advice, opinion, or expertise the Company or any ad agency acting on behalf of the Company relied to substantiate or refute any efficacy claims for Isoprex, including the claims listed in Document Specification 6 below.

5. All other documents that refer or relate to:

a. Any communication, theme, message, or inference that the Company intended or believed to be conveyed in any Isoprex advertising; or

b. Consumer perceptions, preferences, or beliefs about any representation made in any proposed, draft, or final Isoprex advertising, including consumer research, copy tests, focus group reports, marketing surveys and reports, recall tests, audience reaction tests, communication tests, and all documents presented to test audiences.

6. Regardless of whether the Company believes these claims were made in advertising or promotional materials, and without regard to time period, all documents, including, but not limited to, studies, tests, experiments, demonstrations, and written or oral statements or opinions, whether or not completed or published, substantiating each of the following claims:

a. Isoprex significantly alleviates pain;

b. Isoprex significantly alleviates joint pain;

c. Isoprex significantly alleviates joint pain in 5 days;

d. Isoprex significantly alleviates arthritis pain;

e. Isoprex significantly reduces knee swelling;

f. Isoprex significantly reduces inflammation;

g. Isoprex is 100% effective at eliminating painful knee swelling;

h. Isoprex effectively treats asthma;

i. Isoprex is 10 times stronger than generic brands in fighting joint pain and inflammation;

j. Isoprex is clinically proven to significantly alleviate joint pain in 5 days;

k. Isoprex is clinically proven to significantly reduce inflammation;

l. Isoprex is clinically proven to significantly reduce knee swelling;

m. Isoprex is clinically proven to be 100% effective at eliminating painful knee swelling.

7. All other documents, without regard to time period, that tend to call into question, disprove, or question the existence of substantiation for any of the claims listed in Document Specification 6 or the efficacy of Isoprex.

8. For each expert or consumer endorser identified in response to Interrogatory 13 above, provide the following:

a. All talking points, scripts, or other materials given by the Company to the endorser;

b. All materials provided by the endorser to the Company; and

c. All documents referring or relating to communications between the Company and the endorser, including, but not limited to, any agreements, contracts, or compensation (including reimbursement for travel and related expenses).

9. All documents containing any analysis or assessment of the effect or performance of particular advertisements or advertising campaigns, disseminated on or after January 1, 2014, in generating customer sales, inquiries, complaints, cancellation or refund requests.

10. All documents, without regard to time period, relating to the Company's refund policies or practices with regard to Isoprex.

11. All documents used in preparation for or during communications with consumers concerning their inquiries or complaints about the efficacy, safety, or product attributes of Isoprex, or about the Company's billing practices, including but not limited to scripts, suggested responses to questions, outlines, guides, policies, manuals, or procedures.

12. All complaints made by or on behalf of consumers concerning the efficacy, safety, or product attributes of Isoprex or the Company's billing practices in connection with Isoprex, and all communications between the Company and any affiliated person or entity, consumer, or medical professional concerning consumer complaints, individually or in the aggregate.

13. All complaints, answers, judgments, and settlement agreements in any state or federal court litigation relating to Isoprex in which the Company, any employee, or any affiliated person or entity, is named as a party.

Federal Trade Commission, Bureau of Consumer Protection
Concordance/Relativity Production Requirements

Submit all documents according to the instructions below. Some instructions require discussion with FTC counsel prior to production, which can be part of a general "Meet and Confer" between the parties or a separate discussion involving persons specifically familiar with your electronically stored information (ESI) systems and methods of retrieval.

Production Format

1. Submit Concordance load-ready electronic productions with:

    a. an Opticon image load file (OPT) containing a line for every image file in the production, and

    b. a Concordance delimited data load file (DAT) containing a line for every document in the production, with bates references, metadata fields, and native file links where applicable.

2. ESI – Documents stored in electronic format in the ordinary course of business shall be submitted in the following electronic format:

    a. Microsoft Excel, Access, and PowerPoint – Submit in native format with extracted text and metadata. Data compilations in Excel spreadsheets or in delimited text formats must contain all underlying data unredacted with all underlying formulas and algorithms intact.

    b. Discuss production of other spreadsheet, database, presentation, and multimedia formats, instant messages, CRM, and proprietary applications with FTC counsel prior to submission.

    c. Submit all ESI other than that described above in native electronic format with extracted text or Optical Character Recognition (OCR) and all related metadata, and with corresponding image renderings as converted to Group IV, 300 DPI, single-page Tagged Image File Format (TIFF) or as color JPEG images (where color is necessary to interpret the contents or render them intelligible).

    d. Each electronic file should be assigned a unique document identification (DocID) or bates number.

3. Hard copy – Documents stored in hard copy in the ordinary course of business must be scanned and submitted as 300 DPI individual single page TIFFs (or color JPGs when necessary to interpret documents or render them intelligible), with corresponding document-level OCR text and with logical document determination clearly rendered in an accompanying load file. Each page shall be endorsed with a DocID or bates number.

4. Extracted Text/OCR – Submit text as document-level text files, named for the beginning

DocID or bates number, and organized into a folder separate from images. BCP cannot accept Unicode text files and will request replacement files if received.

5. Document Identification – Each document must have a unique DocId or bates number, consisting of a prefix and a consistent number of numerals to prevent issues with image display, using leading zeros where necessary. Do not use a space to separate the prefix from numbers.

6. Family Relationships – Regardless of the form of production, preserve the parent/child relationship by:
   a. producing attachments as separate documents and numbering them consecutively to the parent email, and
   b. including a reference to all attachments.

7. Deduplication and Email Threading – You must have FTC counsel approval to utilize any de-duplication or email threading software or services.

8. Password Protected Files – Remove passwords prior to production. If password removal is not possible, provide a cross reference file including original filename, production filename, and the respective password.

Production Metadata

9. For each document electronically submitted to the FTC, include the following metadata fields in a standard ASCII delimited data load file. The following charts describe the required metadata for hard copy scanned documents, email, email attachments, and native files. Alongside each piece of information, include a corresponding field name for the delimited data load file.

   a. Hard Copy Scanned Documents

Document Info / Metadata	Description	Concordance Field Name
Beginning Bates number	The beginning bates number for the document	BEGBATES
Ending Bates number	The ending bates number for the document	ENDBATES
Page Count	The total number of pages in the document	PGCOUNT
Custodian	Mailbox where the email resided	CUSTODIAN

   b. Email

Document Info / Metadata	Description	Concordance Field Name
Beginning Bates number	The beginning bates number for the document	BEGBATES

Ending Bates number	The ending bates number for the document	ENDBATES
Page Count	The total number of pages in the document	PGCOUNT
Custodian	Mailbox where the email resided	CUSTODIAN
To	Recipient(s) of the email	RECIPIENT
From	The person who authored the email	FROM
CC	Person(s) copied on the email	CC
BCC	Person(s) blind copied on the email	BCC
Date Sent	Date the email was sent	DATESENT
Time Sent	Time the email was sent	TIMESENT
Subject	Subject line of email	SUBJECT
Date Received	Date the email was received	DATERCVD
Time Received	Time the email was received	TIMERCVD
Child records (attachments)	The beginning bates number(s) of attachments delimited by comma	ATTACHMENTID
Location or "Path"	Location of email in personal folders/Deleted Items/Sent Items	FILEPATH
Message ID	MS Outlook Message ID or similar number in other message systems	MESSAGEID

c. Email Attachments

Document Info / Metadata	Description	Concordance Field Name
Beginning Bates number	The beginning bates number for the document	BEGBATES
Ending Bates number	The ending bates number for the document	ENDBATES
Page Count	The total number of pages in the document	PGCOUNT
Custodian	The name of the original custodian of the file	CUSTODIAN
Parent Record	Beginning bates number of parent email	PARENTID
Creation Date	The date attachment was saved at the location on the electronic media for the first time	CREATEDATE
Creation Time	The time the attachment was saved at the location on the electronic media for the first time	CREATETIME
Modified Date	The date/time the attachment was last changed, and then saved	MODDATE
Modified Time	The time the attachment was last changed, and then saved	MODTIME
Last Accessed Date	The time the attachment was last opened, scanned, or even "touched" by a user or software activity	LASTACCDATE

Last Accessed Time	The time the attachment was last opened, scanned, or even "touched" by a user or software activity	LASTACCTIME
Size	The amount of space the file takes up on the electronic media. Usually recorded in kilobytes, however may be reported in single bytes	FILESIZE
File Name	The name of the attachment including the extension denoting the application in which the file was created	FILENAME
Native link	Relative path of submitted native files such as Excel spreadsheets	NATIVELINK
Hash	The SHA (Secure Hash Algorithm) or MD5 (Message Digest) hash for the original native file if available	HASH

d. Native Files

Document Info / Metadata	Description	Concordance Field Name
Beginning Bates number	The beginning bates number for the document	BEGBATES
Ending Bates number	The ending bates number for the document	ENDBATES
Page Count	The total number of pages in the document	PGCOUNT
Custodian	The name of the original custodian of the file	CUSTODIAN
Creation Date	The date attachment was saved at the location on the electronic media for the first time	CREATEDATE
Creation Time	The time the attachment was saved at the location on the electronic media for the first time	CREATETIME
Modified Date	The date/time the attachment was last changed, and then saved	MODDATE
Modified Time	The time the attachment was last changed, and then saved	MODTIME
Last Accessed Date	The time the attachment was last opened, scanned, or even "touched" by a user or software activity	LASTACCDATE
Last Accessed Time	The time the attachment was last opened, scanned, or even "touched" by a user or software activity	LASTACCTIME
Size	The amount of space the file takes up on the electronic media. Usually recorded in kilobytes	FILESIZE
File Name	The name of the file including the extension denoting the application in which the file was created	FILENAME
Native link	Relative path of submitted native files	NATIVELINK
Hash	The SHA (Secure Hash Algorithm) or MD5 Hash for the original native file if available	HASH

10. Use these delimiters in delimited data load files:

Description	Symbol	ASCII Character
Field Separator	<	20
Quote Character	þ	254
Multi Entry delimiter	®	174
<Return> Value in data	~	126

11. Submit date and time data in separate fields so Concordance can load it.

Production Media and Submission

12. Prior to production, scan all media and data contained therein for viruses and confirm the media and data is virus free.

13. For productions smaller than 50 GB, the FTC can accept electronic file transfer via FTC-hosted secure file transfer protocol. Contact the FTC to request this option. The FTC cannot accept files via Dropbox, Google Drive, or other third-party file transfer sites.

14. Use the least amount of media necessary for productions. Acceptable media formats are optical discs (CD, DVD), flash drives, and hard drives. Format all media for use with Windows 7.

15. Data encryption tools may be employed to protect privileged or other personal or private information. Discuss encryption formats with the FTC prior to production. Provide encryption passwords in advance of delivery, under separate cover.

16. Postal delivery to the FTC is subject to delay due to heightened security precautions. Mark the exterior of all packages containing electronic media sent through the U.S. Postal Service or other delivery services as follows:

MAGNETIC MEDIA – DO NOT X-RAY
MAY BE OPENED FOR POSTAL INSPECTION.

17. Provide a production transmittal letter with all productions that includes:

a. Production volume name (e.g., Volume 1),
b. Date of production,
c. The numeric DocID number range of all documents included in the production,
d. List of custodians and the DocID number range for each,
e. Total number of records and all underlying images, emails, and associated attachments, native files, and databases in the production;
f. List of load file fields in the order in which they are organized in the data file.

UNITED STATES OF AMERICA
FEDERAL TRADE COMMISSION

COMMISSIONERS: **Jon Leibowitz, Chairman**
Pamela Jones Harbour
William E. Kovacic
J. Thomas Rosch

RESOLUTION DIRECTING USE OF COMPULSORY PROCESS IN A NONPUBLIC INVESTIGATION OF UNNAMED PERSONS ENGAGED DIRECTLY OR INDIRECTLY IN THE ADVERTISING OR MARKETING OF DIETARY SUPPLEMENTS, FOODS, DRUGS, DEVICES, OR ANY OTHER PRODUCT OR SERVICE INTENDED TO PROVIDE A HEALTH BENEFIT OR TO AFFECT THE STRUCTURE OR FUNCTION OF THE BODY

File No. 0023191

Nature and Scope of Investigation:

To investigate whether unnamed persons, partnerships, or corporations, or others engaged directly or indirectly in the advertising or marketing of dietary supplements, foods, drugs, devices, or any other product or service intended to provide a health benefit or to affect the structure or function of the body have misrepresented or are misrepresenting the safety or efficacy of such products or services, and therefore have engaged or are engaging in unfair or deceptive acts or practices or in the making of false advertisements, in or affecting commerce, in violation of Sections 5 and 12 of the Federal Trade Commission Act, 15 U.S.C. §§ 45 and 52. The investigation is also to determine whether Commission action to obtain redress for injury to consumers or others would be in the public interest.

The Federal Trade Commission hereby resolves and directs that any and all compulsory processes available to it be used in connection with this investigation for a period not to exceed ten (10) years from the date of issuance of this resolution. The expiration of this ten (10) year period shall not limit or terminate the investigation or the legal effect of any compulsory process issued during the ten (10) year period. The Federal Trade Commission specifically authorizes the filing or continuation of actions to enforce any such compulsory process after expiration of the ten year period.

Authority to conduct investigation:

Sections 6, 9, 10, and 20 of the Federal Trade Commission Act, 15 U.S.C. §§ 46, 49, 50, and 57b-1, as amended; FTC Procedures and Rules of Practice, 16 C.F.R. § 1.1 et seq. and supplements thereto.

By direction of the Commission. Donald S. Clark

Donald S. Clark
Secretary

Issued: August 13, 2009

CERTIFICATION OF RECORDS OF REGULARLY CONDUCTED ACTIVITY
Pursuant to 28 U.S.C. § 1746

I, James DiBerardino, have personal knowledge of the facts set forth below and am competent to testify as follows:

1. I have authority to certify the authenticity of the records produced by Renaissance Health Publishing, LLC and attached hereto.

2. The documents produced and attached hereto by Renaissance Health Publishing, LLC are originals or true copies of records of regularly conducted activity that:

   a) Were made at or near the time of the occurrence of the matters set forth by, or from information transmitted by, a person with knowledge of those matters;

   b) Were made in the regularly conducted activity as a regular practice of Renaissance Health Publishing, LLC; and

   c) Were kept in the course of the regularly conducted activity of Renaissance Health Publishing, LLC.

I certify under penalty of perjury that the foregoing is true and correct.

Executed on Jan 27, 2017.

[signature]
Signature

EXHIBIT A

Form of Convertible Promissory Note

EXHIBIT "B"

Form of Security Agreement

EXHIBIT "C"

Form of Bill of Sale and Assignment and Assumption Agreement

EXHIBIT "D"

[Intentionally Omitted]

EXHIBIT "E"

Form of Trademark Assignment Agreement

EXHIBIT "F"

Form of Trademark Security Agreement